EXHIBIT 99

News Release

May 18, 2007 For more information
FOR IMMEDIATE RELEASE Richard Peterson, Chief Financial Officer, 763.226.2707

Advanced BioEnergy Completes Acquisition of Heartland Grain Fuels

MAY 18, 2007, MINNEAPOLIS, MN — Advanced BioEnergy today announced the completion of the acquisition of Heartland Grain Fuels. Heartland Grain Fuels owns and operates a nine million gallons per year ethanol production facility in Aberdeen, South Dakota and a 30 million gallons per year ethanol production facility in Huron, South Dakota. The Aberdeen, South Dakota facility is currently adding an adjacent facility to increase its production capacity to 49 million gallons per year. The Aberdeen plant expansion is expected to be completed during the first calendar quarter of 2008.

About Advanced BioEnergy

Advanced BioEnergy is a Delaware limited liability company formed for the purpose of raising capital to develop, construct, own and operate ethanol plants and other biofuel businesses. Advanced BioEnergy intends to establish a multi-plant presence across the United States in order to ensure access to a variety of markets for ethanol and co-products, capitalize on transportation and logistics advantages and reduce the impact of drought or disease in one part of the country that could affect the supply of corn and sale of our products. Advanced BioEnergy plans to take a comprehensive and geographically diverse approach to ethanol production while keeping its commitment to the local communities in which these plants operate.

Advanced BioEnergy is currently constructing a 100 million gallons per year dry mill corn-processing ethanol plant near Fairmont, Nebraska. Advanced BioEnergy is also planning the construction of a 100 million gallons per year dry mill corn-processing ethanol plant near Argos, Indiana and a 100 million gallons per year dry mill corn-processing ethanol plant to be located near Northfield, Minnesota.

Cautionary Note Regarding Forward-Looking Statements

Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in the “Risks Factors” section of the our registration statement on Form SB-2 relating to our proposed public offering, as filed with the SEC, as well as in our subsequent reports filed with the SEC, which are available at the SEC’s website at www.sec.gov.